530 Herman O. West Drive ● Exton, PA 19341 March 28, 2025 Mr. Shane Campbell (Sent via email) RE: Offer Letter – SVP, Chief Proprietary Segment Officer Dear Shane: I am pleased to offer you the position of Senior Vice President and Chief Proprietary Segment Officer for West Pharmaceutical Services, Inc. (the “Company”) reporting to Eric Green, President, CEO and Chair of the Board. In this position, you will be an executive officer, as approved by the Board, upon the commencement of your employment with the Company (the” Start Date”). Below, are the details of your compensation package and associated terms: 1. Start Date – Your expected first date of employment is May 5, 2025, “Start Date”. 2. Location of Employment and Relocation – You will be based at the Company’s corporate headquarters in Exton, PA. 3. Base Salary – Your annual base salary will be $600,000 payable on the Company’s standard payroll schedule (bi-weekly). 4. Annual Incentive Compensation – Effective as of your Start Date, you will participate in the West Pharmaceutical Services’ Annual Incentive Plan (“AIP”), under the Corporate Executive Leadership business unit plan. Your target bonus will be 75% of base salary and is subject to annual reviews by the senior management of West and may be discontinued at any time per the terms and conditions of the applicable plan document. Your 2025 AIP payment will be pro-rated based on your Start Date. 5. Long-Term Incentive (LTI) Compensation – You are eligible for an annual LTI equity award under the current West Equity Incentive Compensation Plan, as administered by the West Compensation Committee of the Company's Board of Directors. The target award grant date fair value is currently $1,000,000. Your first annual equity award will be granted on the first business day of the first week following your Start Date and the award value will not be pro-rated. Your award will be issued in the applicable Board approved vehicle format (50% performance stock units / 25% restricted stock units / 25% stock options) based on the Fair Market Value ("FMV") of the Company's ordinary shares on the effective date of the award. Additional terms and conditions of the award, including actual number of units / options granted and vesting details, will be provided after the grant date via West’s stock plan administration website. LTI equity awards are contingent on and variable with your sustained performance as well as Management and Board discretion.

6. Sign-on Incentive Compensation – (a) As soon as administratively possible after your Start Date, you will receive a one- time cash bonus of $100,000. This signing bonus will be subject to applicable tax withholding and is subject to a 24-month repayment obligation (attached to this offer). (b) You will receive a one-time grant with a fair market value of $400,000 in the form of restricted stock units (RSUs). This award will vest equally over four years starting on the first anniversary of the grant date. The award will be granted at the same time as the annual LTI award stated above. 7. Benefits – You will be eligible for West benefits, including medical, dental, vision, flexible spending accounts, life and disability coverage, 401k, and Employee Stock Purchase Plan. Coverage becomes effective on your Start Date 8. Paid Time Off – You are eligible for 25 working days of vacation. In addition, the annual West Exton Holiday calendar provides 10 office closings plus 2 personal floating holidays in 2025. 9. Change-in-Control (CIC) Agreement – You will receive our Tier 2 CIC agreement, afforded to all Officers which is attached as Exhibit I. 10. Stock Ownership Requirements – You will be subject to the West Executive Stock Ownership Guidelines, which requires you to acquire and hold West stock equal to the value of your annual base salary, as defined in the guidelines, within five years of the Start Date. Guidelines attached as Exhibit II. 11. Non-Compete / Non-Solicit – As a condition of employment and secured by the compensation payable pursuant to this agreement, you are required to sign the enclosed Non-compete / Non-solicit agreement, Exhibit III. 12. Confidentiality Agreement – You will be required to sign our Confidentiality Agreement, Exhibit IV. If the terms of this offer are acceptable to you, please sign below and return the original to me. Please note this offer is subject to the successful completion of both reference and background checks. If you have any questions, please do not hesitate to reach out to me. Sincerely, /s/ Annette Favorite Annette Favorite Sr. Vice President & Chief Human Resources Officer Offer Acceptance: ___/s/ Shane Campbell________________ Agreed to and Accepted this__31__day of__March , 2025

SIGNING BONUS REPAYMENT AGREEMENT Pursuant to the terms of the Offer Letter dated March 28, 2025 (the “Offer Letter”), provided to me, Shane Campbell, by West Pharmaceutical Services, Inc. (the “Company”), the Company will pay me a signing bonus (the “Signing Bonus”) of $100,000. In consideration of the payment of the Signing Bonus, I agree to the following: • In the event that, within 24 months of my hire date, I terminate my employment with the Company for any reason other than death, disability or Good Reason, or the Company terminates my employment for Cause, I agree to fully repay the Company the amount of the Signing Bonus paid by the Company. • I am required to repay the Company for any payment made under this agreement immediately upon the applicable termination of employment. • I grant an express lien and authorize the Company to deduct from any and all amounts otherwise payable by the Company to me at the time of termination including, wages, accrued, untaken vacation pay, and any severance payments, an amount equal to the payments referenced above. The deduction of any amounts by the Company does not relieve me of the obligation to pay the Company the amount in excess of the amount deducted. • In the event of my termination, I am responsible for any tax consequences resulting from the payment of the payments mentioned above by me to the Company. I will not be eligible for tax gross-up assistance. I accept responsibility for any tax liabilities, credits and/or deductions that I may incur as a result. • I agree that in the event that I do not timely repay the amounts owed to the Company upon termination, interest will accrue on a monthly compounding basis at the prime rate of interest plus 1%. • In the event that it shall become necessary for the Company to pursue its claims against me for the repayment of these payments, any costs or expenses incurred by the Company including attorney’s fees, shall be my responsibility and any judgment entered against me with regard to the same should include the recovery of such costs and expenses. For purposes of this Agreement and the Offer Letter: • “Cause” means (A) any willful failure by you to perform your duties or responsibilities or to comply with any valid and legal directives of your direct supervisor; (B) any act of fraud, embezzlement, theft or misappropriation of the funds of the Company by you, or your admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; (C) your engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; (D) your breach of any material obligation under any written agreement between you and the Company; or (E) a material violation of a rule, policy, regulation or guideline imposed by the Company or a regulatory or self-regulatory body having jurisdiction over the Company. With respect to subsections (A), (D) and (E), the Company shall give you written notice of any alleged breach or violation of these subsections and afford you 30 days in which to remedy the condition. • “Good Reason” means the occurrence of any of the following without your consent: (1) a material diminution in your base salary; (2) a material reduction in your duties, authority or responsibilities relative to your duties, authority, and responsibilities in effect immediately prior to such reduction; or (3) the relocation of your principal place of employment in a manner that lengthens by fifty (50) or more miles your one-way commuting distance to your place of employment; provided that a termination shall only be for Good Reason if: (a) within forty-five (45) calendar days of the initial existence of Good Reason, you provide written notice of Good Reason to the Company; (b) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (c) your terminate employment within sixty (60) calendar days after the expiration of such 30-day remedy period. I have read this agreement and agree to its terms and conditions. This agreement does not create a contract of employment for any specific period or vest any rights in me other than those specifically provided above. Execution of this agreement is a condition to receiving the above- mentioned payments. Shane Campbell _/s/ Shane Campbell________________ Signature _March 31, 2025___________________ Date

Exhibit I FORM OF CHANGE-IN-CONTROL AGREEMENT THIS IS A CHANGE-IN-CONTROL AGREEMENT (the “Agreement”), dated as of March 26, 2025 between West Pharmaceutical Services, Inc., a Pennsylvania corporation, (the “Company”) and Shane Campbell (the “Executive”). WHEREAS, the Company, on behalf of itself and its shareholders, wishes to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined below) of the Company. The Board of Directors of the Company (the “Board”) believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive’s attention and dedication to the Executive’s assigned duties currently and in the event of any threatened or pending Change in Control, and to provide the Executive with competitive compensation arrangements; therefore, the Board has caused the Company to enter into this Agreement (i) to ensure the Executive of individual financial security in the event of a Change in Control, and (ii) to provide such protection in a manner which is competitive with that of other corporations. NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS: 1. Definitions. As used in this Agreement, the following terms will have the meanings set forth below: (a) An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person. (b) “Cause” means (i) an act or acts of dishonesty taken by the Executive, (ii) repeated failure by the Executive of the Executive’s duties and obligations as an employee of the Company which are demonstrably willful and deliberate on the Executive’s part and which are not remedied after the receipt of written notice from the Company, (iii) the conviction of the Executive of a felony, or (iv) an intentional breach of the Company’s Code of Business Conduct which is materially and demonstrably injurious to the Company. (c) “Change in Control” means a change in control of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K as in effect on the date of this Agreement pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Act”), provided, that, without limitation, a Change in Control shall be deemed to have occurred if: (i) Any Person, other than: (1) the Company, (2) any Person who on the date hereof is a director or officer of the Company, or

(3) a trustee or fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner,” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or (ii) During any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or nomination for election, of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least three-fourths of the directors then in office who were directors at the beginning of the period; or (iii) The shareholders of the Company approve: (1) a plan of complete liquidation of the Company; or (2) an agreement for the sale or disposition of all or substantially all of the Company’s assets; or (3) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization (collectively, a “Non-Control Transaction”), that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Company (or the surviving entity, or an entity which as a result of the Non-Control Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after the Non-Control Transaction. (iv) No sale to underwriters or private placement of its capital stock by the Company, nor any acquisition initiated by the Company, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change in Control. (d) “Code” means the Internal Revenue Code of 1986, as amended. (e) “Constructive Termination” means, in connection with a Change in Control, during the period commencing with the announcement of a Change in Control through the two- year period following the Effective Date (the “CT Period”), the occurrence of any of the following events unless the Executive has consented in writing or provided a written waiver to that effect: (i) The Company or its successor in interest requires the Executive to assume any duties inconsistent with, or the Company makes a significant diminution or reduction in the nature or scope of the Executive’s authority or duties from, those assigned to or held by the Executive on the commencement of the CT Period, including reporting to an individual whose scope of responsibilities and authority is not as large as the person to whom the Executive reported prior to the Change in Control Event; (ii) A material reduction in the Executive’s: (1) annual base salary, or (2) short term incentive target compensation; (iii) A relocation of the Executive’s site of employment to a location that lengthens the Executive’s one-way commuting distance to his principal place of employment by 50 or more miles from the Executive’s site of employment on the Effective Date; (iv) A material reduction in the package of employment benefits offered to the Executive as of the commencement of the CT Period, unless such reduction is applicable on a broad basis to similarly-situated employees of the Company; or (v) A successor of the Company does not assume the Company’s obligations under this Agreement, or any other agreement entered into by the Executive and the Company, expressly or as a matter of law. Notwithstanding the above, Constructive Termination will only be deemed to have occurred if the Executive (i) has served written notice to the Company or its successor in interest that a right of Constructive Termination has accrued in favor of the Executive within forty-five (45) calendar days of the initial existence of the basis for Constructive Termination, (ii) the Company or its successor in interest does not remedy such condition within thirty (30) calendar days of its receipt of such notice, and (iii) the Executive terminates employment within sixty (60) calendar days after the expiration of the 30-day remedy period. (f) “Defined Contribution Plan” means the Company’s 401(k) Plan, the Company’s Non- Qualified Deferred Compensation Plan for Designated Employees and any successor plans or other similar defined contribution plans established from time to time that may allow employees to defer taxation of compensation. (g) “Payment” means: (i) any amount due or paid to the Executive under this Agreement, (ii) any amount that is due or paid to the Executive under any plan, program or arrangement of the Company and any of its Subsidiaries, and (iii) any amount or benefit that is due or payable to the Executive under this Agreement or under any plan, program or arrangement of the Company and any of its Subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under Section 280G of the Code and the Regulations in determining the amount of the “parachute payments” received by the Executive, including, without limitation, any amounts which must be taken into account under the Code and Regulations as a result of (1) the acceleration of the vesting of any option, restricted stock or other equity award granted under any equity plan of the Company or otherwise, (2) the acceleration of the time at which any payment or benefit is receivable by the Executive or (3) any contingent severance or other amounts that are payable to the Executive. (h) “Person” means any individual, corporation or other entity and any group as such term is used in Section 13 (d) (3) or 14 (d) (2) of the Exchange Act. Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Company: (i) which that person owns directly, whether or not of record, or (ii) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or (iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or (iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Company. The outstanding shares of capital stock of the Company shall include shares deemed owned through application of clauses (ii), (iii) and (iv) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding. (i) “Regulations” means the proposed, temporary and final regulations under Sections 4999, 280G or 409A of the Code or any successor provisions thereto, as applicable. (j) “Retirement Plan” means the West Pharmaceutical Services, Inc. Employees’ Retirement Plan and any successor plan thereto. (k) “Separation from Service” is the date on which the Executive ceases to be employed by the Company or any of its Subsidiaries or Affiliates for any reason and, to the extent that Section 409A of the Code applies to the Payments under this Agreement, shall be the date that the Executive incurs a “separation from service” as defined in that Code section and the Regulations. (l) “Subsidiary” has the meaning ascribed to the term by Section 425(f) of the Code. 2. Termination Following a Change in Control. (a) Subject to Section 2(b), the Executive will be entitled to the benefits specified in Section 3 if,

(i) at any time within two years after a Change in Control has occurred, a Separation from Service occurs due to: (1) an involuntary termination of the Executive’s employment by the Company other than for Cause, or (2) as a result of the Executive’s resignation at any time following the Executive’s Constructive Termination; (ii) the Company signs an agreement, the consummation of which would result in the occurrence of a Change in Control, and then, a Separation from Service occurs due to (1) an involuntary termination of employment by the Company other than for Cause, or (2) the Executive’s resignation at any time following the Executive’s Constructive Termination occurring after the date of such agreement (and, if such agreement expires or is terminated prior to consummation, prior to the expiration or termination of such agreement). (b) The Executive will not be entitled to the benefits specified in Section 3 if the Executive’s employment terminates as a result of Cause. (c) The Executive shall have no right to the benefits described in Section 3 unless the Executive executes a settlement and release in a form that is typical of that used by the Company in connection with the termination of employment of its senior-most executives prior to the announcement of the Change in Control provided, however, that settlement and release shall not amend or limit any right or obligation of Executive hereunder. 3. Benefits Payable Upon Termination of Employment. Following a Separation from Service due to a termination of employment described in Sections 2(a) or (b), the Executive will be entitled to the following benefits: (a) Severance Compensation. The Executive will be entitled to severance compensation in an amount equal to two times the sum of: (i) the Executive’s highest annual base salary rate in effect during the year of the termination of the Executive’s employment, plus (ii) the target short term incentive compensation for the Executive in the year in which the termination of employment becomes effective. Except as set forth in Section 3(f) hereof, the severance compensation paid hereunder will not be reduced to the extent of any other compensation for the Executive’s services that the Executive receives or is entitled to receive from any other employment consistent with the terms of this Agreement. (b) Incentive Compensation. The Executive will receive payout on short- and long-term incentives as follows: (i) If the Executive’s employment is terminated prior to the normal payout date for short term incentive compensation for the fiscal year immediately preceding the year of termination of employment, the Executive will be paid such short-term compensation as earned in accordance with the terms of the plan or, if it is not possible to calculate said award, then at target; (ii) For the year in which the Executive’s employment is terminated, the executive will receive non-equity, cash-settled short-term incentive compensation at target but subject to pro ration based on the number of calendar days the Executive was employed during such year divided by 365; and (iii) For the year in which the Executive’s employment is terminated, the executive will receive non-equity, cash-settled long-term incentive compensation at target but subject to pro ration based on the number of calendar days the Executive was employed during the relevant performance period divided by the number of days in the entire original performance period. (c) Equivalent of Vested Defined Contribution Plan Benefit. The Company will pay to the Executive the difference, if any, between (i) the benefit the Executive would be entitled to receive under the Defined Contribution Plan if the Company’s contributions to the Defined Contribution Plan were fully vested upon the Separation from Service, and (ii) the benefit the Executive is entitled to receive under the terms of the Defined Contribution Plan upon the Separation from Service. Any such benefit will be payable at such time and in such manner as benefits are payable to the Executive under the Defined Contribution Plan. (d) Unvested Equity Awards. All stock options, other equity-based awards and shares of the Company’s stock granted or awarded to the Executive pursuant to any Company compensation or benefit plan or arrangement, but which are unvested, will vest in full immediately upon the Separation from Service. If such unvested awards are dependent upon achievement of performance goals, those goals will be deemed to be satisfied at the target level. The provisions of this Section 3(d) will supersede the terms of any such grant or award made to the Executive under any such plan or arrangement to the extent there is an inconsistency between the two. For the purpose of this paragraph, the definition of Company shall include the Affiliate of the acquiring entity that may be the grantor of equity awards granted to the Executive. (e) Employee and Executive Benefits. The Executive will be entitled to a continuation of all hospital, medical, dental, and similar insurance benefits not otherwise addressed in this Agreement in the same manner and amount to which the Executive was entitled on the date of the announcement of a Change in Control or on the date of Constructive Termination of the Executive’s employment (whichever benefits are more favorable to the Executive) until the earlier of: (i) a period of 24 months after the Separation from Service, or (ii) the Executive’s eligibility for similar benefits with a new employer.

Assistance in finding new employment will be made available to the Executive by the Company if the Executive so requests subject to a limit of $50,000 and use of an outplacement service provider approved by the Company. (f) No Duplication of Payments. If Executive is entitled to receive any Payment under this Agreement, the Executive shall not also be entitled to receive severance payments under any other plan, program or agreement with the Company. (g) Payment of Severance Compensation. The severance compensation set forth in Section 3(a) will be payable in 24 equal monthly installments commencing on the first day of the month following the month in which the Separation from Service occurs. Notwithstanding the above, in the event that the Executive is a “specified employee” within the meaning of Code Section 409A, the first six monthly installments shall be paid in a lump sum on the first day of the month following or coincident with the date that is six months following the Separation from Service and all remaining monthly installments shall be paid monthly. 4. Excise Tax Limitation. (a) Limitation. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any Payments received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof) under this Agreement or otherwise would subject the Executive to the excise tax (plus any related interest and penalties) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the Executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) such cash Payments shall first be reduced (if necessary, to zero), then (ii) all non-cash Payments (other than those relating to equity and incentive plans) shall next be reduced (if necessary, to zero,) and finally (iii) all other non-cash Payments relating to equity and incentive plans shall be reduced. (b) Determination of Application of the Limitation. Subject to the provisions of Section 4(c), all determinations required under this Section 4 shall be made by the accounting firm that was the Company’s independent auditors immediately prior to the Change in Control (or, in default thereof, an accounting firm mutually agreed upon by the Company and the Executive) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Executive and the Company within fifteen days of the Change in Control, the Separation from Service or any other date reasonably requested by the Executive or the Company on which a determination under this Section 4 is necessary or advisable. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall cause the Accounting Firm to provide the Executive with an opinion that the Accounting Firm has substantial authority under the Code and Regulations not to report an Excise Tax on the Executive’s federal income tax return. Any determination by the Accounting Firm shall be binding upon the Executive and the Company. (c) Procedures. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in Payments that would be less on an after-tax basis than had those payments been limited under Section 4(a). Such notice shall be given as soon as practicable after the Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which the Executive notifies the Company, or such shorter period ending on the date the taxes with respect to such claim are due (the “Notice Period”). If the Company notifies the Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim. The Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by the Company, the Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to the Executive on an after-tax and interest-free basis (the “Advance”). The Company’s control of the contest related to the claim shall be limited to the issues related to the Payments and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. The Advance or other payments and the reimbursement of any related costs, expenses or taxes payable under this Section 4(c) and/or Section 4(e) shall be made on or before the end of the Executive’s taxable year following the taxable year in which any additional taxes are payable by the Executive or if no additional taxes are payable the Executive’s taxable year following the taxable year in which the audit or litigation is closed. Notwithstanding the above, to the extent required to avoid the penalty taxes and interest payable under Section 409A of the Code, if the Executive is a “specified person” within the meaning of that Code section, the Advance shall be delayed until the date that is six months following the Separation from Service. (d) Repayments. If, after receipt by the Executive of an Advance, the Executive becomes entitled to a refund with respect to the claim to which such Advance relates, the Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an Advance, a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify the Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by the Executive. (e) Further Assurances. The Company shall indemnify the Executive and hold the Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by the Executive with respect to the exercise by the Company of any of its rights under this Section 4, including, without limitation, any Losses related to the Company’s decision to contest a claim or any imputed income to the Executive resulting from any Advance or action taken on the Executive’s behalf by the Company hereunder. Subject to the last sentence of Section 4(c), the Company shall pay all reasonable and documented legal fees and expenses incurred under this Section 4 and shall promptly reimburse the Executive for the reasonable expenses incurred by the Executive in connection with any actions taken by the Company or required to be taken by the Executive hereunder. The Company shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 4(b). 5. Legal Fees. The Company will pay all reasonable and documented legal fees and expenses which the Executive may incur as a result of the Company’s contesting the validity or enforceability of this Agreement. 6. Payments Final. In the event of a termination of the Executive’s employment under the circumstances described in this Agreement, the arrangements provided for by this Agreement, and any other agreement between the Company and the Executive in effect at that time and by any other applicable plan of the Company in which the Executive then participates, will constitute the entire obligation of the Company to the Executive, and performance of that obligation will constitute full settlement of any claim that the Executive might otherwise assert against the Company on account of such termination. The Company’s obligation to pay the Executive under this Agreement will be absolute and unconditional and will not be affected by any circumstance, including without limitation, any set-off, counterclaim, defense or other rights the Company may have against the Executive or anyone else as long as the Executive is not in breach of the Executive’s obligations under this Agreement. 7. Non-Competition. (a) During the two-year period following the Executive’s termination of employment covered by this Agreement, the Executive will not, and will not permit any of the Affiliates of a Person employing Executive (as defined below), or any other Person, directly or indirectly, to: (i) engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company's Business (as defined below) in the United States (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

(ii) serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company's Business in the United States; (iii) solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in an executive or supervisory capacity within one year prior to such solicitation, employment, interference or enticement; or (iv) approach, solicit or compete directly or indirectly with the Company or any Subsidiary or any Person which at any time during the 12 months immediately preceding the Termination Date: (1) was a customer, client, supplier, agent or distributor of the Company or any Subsidiary; (2) was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under the direct control of the Executive had personal contact on behalf of the Company or any Subsidiary; or (3) was a Person with whom the Executive had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary). (b) The "Company's Business" means: (i) the manufacture and sale of stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic for the health-care and consumer-products industries, and (ii) any other business conducted by the Company or any of its Subsidiaries or Affiliates during the term of this Agreement and in which the Executive has been actively involved. 8. Confidentiality and Enforcement. Executive’s obligations under any Confidentiality and Non- Disclosure Agreements with the Company and the non-compete agreement described in Section 7 (collectively, the “Material Ancillary Agreements”) are hereby affirmed. A breach of any Material Ancillary Agreements is a breach of this Agreement and all Payments and obligations of the Company under this Agreement shall cease in the event of the breach of those Material Ancillary Agreements. The Executive acknowledges that a breach of the covenants contained in this Agreement and the Material Ancillary Agreements and incorporated by reference into this Agreement will cause the Company immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of such agreements. The Company may contact any Person with or for whom the Executive works after the Executive’s employment by the Company ends and may send that Person a copy of those agreements and/or this Agreement. In consideration of the benefit of having the protection afforded by this Agreement, the Executive agrees that the provisions of the Material Ancillary Agreements apply to the Executive, and the Executive will be bound by them, whether or not a Change in Control occurs or the Executive actually receives the benefits specified in Section 3.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its Affiliates at or subsequent to the date of termination shall be payable in accordance with such plan or program. 10. Full Settlement. Except to the extent specifically provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. Payments under this Agreement shall be subject to the Company’s Incentive Compensation Recovery (Clawback) Policy attached as Exhibit I (and deemed to be incentive compensation for the purposes of that Policy). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest. 11. Duration of Agreement. This Agreement shall commence on the date first above written and will continue until terminated by the mutual written consent of the Executive and the Company or the first anniversary of said date, whichever shall first occur, provided, however, that the term hereof shall automatically be renewed for subsequent one year terms unless terminated unilaterally by either party with sixty (60) days written notice to the other; further provided, however, that unilateral termination is not permitted should a Change in Control have been announced. 12. Notices. Each party giving or making notice, request, demand or other communication (each, a “Notice”) under this Agreement shall give the Notice in writing and use one of the following methods of delivery: personal delivery, registered or certified mail with return receipt requested, nationally recognized overnight courier, fax or e-mail. Such Notice shall be addressed to the last address provided by the party receiving Notice. Notices are not effective unless compliant with this Section and provided within the timeframes required in this Agreement. 13. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. 14. Miscellaneous. (a) This Agreement will be binding upon and inure to the benefit of the Executive, the Executive’s personal representatives and heirs and the Company and any successor of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. (b) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. (c) The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be waiver of such provision or any other provision thereof. (d) The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will”, and, prior to the effective date, may be terminated by either the Executive or the Company at any time. Except as stated in Section 2, upon a termination of the Executive’s employment or upon the Executive’s ceasing to be an employee of the Company, in each case, prior to the effective date of this Agreement, there shall be no further rights under this Agreement. (e) Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable. The invalidity or unenforceability of any provision of this Agreement (or the Material Ancillary Agreements) shall in no way affect the validity or enforceability of any other provision hereof. (f) This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania. (g) This Agreement together with the Material Ancillary Agreements constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings between the Company and the Executive with respect to such matters including under the Executive’s Change-in-Control Agreement with the Company executed prior to the date hereof (if any). (h) This Agreement may be executed in one or more counterparts, which together shall constitute a single agreement. IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written. WEST PHARMACEUTICAL SERVICES, INC. ___/s/ Shane Campbell By: /s/ Annette Favorite Shane Campbell Annette Favorite, SVP and CHRO

West Pharmaceutical Services, Inc. 530 Herman O. West Drive Exton, PA 19341 www.westpharma.com West Pharmaceutical Services, Inc. • Global Partners with Daikyo Seiko. Ltd. and The West Company Mexico S.A. de C.V. WEST PHARMACEUTICAL SERVICES, INC. Executive Stock Ownership Guidelines As Amended, January 1, 2025 Purpose The Compensation Committee of the Board of Directors of West has adopted Executive Stock Ownership Guidelines, (“Ownership Guidelines”) to further align executive interests with those of shareholders by encouraging increased stock ownership. These guidelines demonstrate the executives’ commitment to West and serve to promote sound corporate governance. Covered Executives The Board determined the Ownership Guidelines apply to West’s Chief Executive Officer (“CEO”), all Section 16 Executive Officers, executive level CEO Direct Reports, and key leaders of the organization designated by the CEO and Chief Human Resources Officer (“CHRO”), collectively defined as the “Covered Executives”. Ownership Guidelines The Board has established minimum ownership requirements that each Covered Executive must beneficially own of qualifying shares of West Common Stock, equal to a multiple of the Covered Executive’s base salary: Covered Executive Minimum Ownership Requirement as a Multiple of Salary CEO 6X CFO 3X Section 16 Executive Officers directly reporting to the CEO 2X Section 16 Executive Officers indirectly reporting to the CEO 1X Executive level CEO direct report and other key leaders 1X Timeframe Covered Executives must meet their minimum ownership requirement within five years of becoming subject to the Ownership Guidelines. In the event that a Covered Executive becomes subject to a greater ownership multiple due to promotion or change in reporting structure, the Covered Executive is required to meet the higher multiple within five years of the promotion or change. Upon meeting the minimum ownership requirement, each Covered Executive must continue to always maintain the minimum ownership requirement while they remain subject to the Ownership Guidelines. Definition of Ownership For purposes of these Guidelines, the following forms of equity shall count in determining whether the applicable minimum ownership requirement is achieved:

West Pharmaceutical Services, Inc. 530 Herman O. West Drive Exton, PA 19341 www.westpharma.com West Pharmaceutical Services, Inc. • Global Partners with Daikyo Seiko. Ltd. and The West Company Mexico S.A. de C.V. 1. Directly owned shares by the Covered Executive or an immediate family member living in the same household or a trust controlled by either (includes shares acquired through the Employee Stock Purchase Plan) or through the vesting of performance or restricted stock units or the exercise of stock options) 2. Unrestricted bonus stock (shares purchased through the Bonus & Incentive Plan that are not part of matching contribution, but are subject to matching contribution holding requirement), 3. Sixty percent (60%) of unvested restricted stock units 4. Vested shares held in a qualified or non-qualified deferred compensation plan or related trust. Unvested stock units settled in cash, unexercised stock options (whether or not vested), and cash- settled stock appreciation rights (whether or not exercised) are not included as owned shares. Compliance Requirements Covered Executives who are within the five-year attainment period and have not met the minimum ownership requirement, must hold 50% of the net shares resulting from any performance / restricted stock unit vesting or from any stock option exercise. If the Covered Executive has not met the minimum ownership requirement as of the five-year attainment date, 100% of shares and stock options must be held and 50% of the annual incentive plan bonus will be paid in stock. If a Covered Executive has met the minimum ownership requirement, the Covered Executive may sell any portion of his / her position, provided that the sale does not cause the Covered Executive to fall below the ownership requirement level and complies with the Company’s Securities Trading Policy. In the event of a significant reduction in the stock price which adversely affects a Covered Executive’s share ownership status, the CHRO will review recommended appropriate actions with the Compensation Committee. Administration Compliance with these Guidelines will be determined on an annual basis during the second quarter. Valuation of the stock will be determined using the 90-day average price of West stock during the period February through April. West’s CHRO has the sole and absolute discretion to administer these guidelines and is required to report annually to the Compensation Committee of each Executive Officer compliance with these guidelines and, for new Executive Officers, their progress toward satisfying the guidelines. Exceptions to the policy may be made in the discretion of the Company’s CHRO and the Compensation Committee. Exceptions may be considered in the event of a recent salary change for a Covered Executive or in the event of a demonstrated hardship. In addition, because of the price volatility of equity, it is impractical to measure values and ensure compliance on a daily basis. Therefore, the CHRO and the Compensation Committee may consider the average stock price over the preceding calendar year for the purpose of determining compliance with these guidelines.

Exhibit III Non-Compete and Non-Solicitation Agreement This is a Non-Compete and Non-Solicitation Agreement (“Agreement”) between Shane Campbell (“You”) and West Pharmaceutical Services, Inc. (“Company”) and is effective on your employment start date (“Effective Date”). The Company is a corporation incorporated under the laws of the Commonwealth of Pennsylvania in the United States of America. The Company owns subsidiaries within the meaning of applicable tax and corporate law. For purposes of this Agreement, the Company includes all of its subsidiaries or affiliates and is collectively referred to as “the Company.” In consideration for your employment, and to the maximum extent permitted by applicable law, You, intending to be legally bound, agree to the following. 1. Non-Compete and Non-Solicit. You have obtained and are likely to obtain in the course of your employment Confidential Information related to the Company’s business. To safeguard same and the goodwill of the Company, You hereby agree that during your employment hereunder and for a period of 12 months from the date of termination of your employment, You shall not either Directly or Indirectly without the prior written consent of the Company either on your own behalf or in conjunction with or on behalf of any person, firm or company: • solicit or entice or, endeavour to solicit or entice away from the Company, or employ, or engage any Person who is or was a senior employee or director of the Company at any time during the twelve-month period immediately preceding the date on which your employment with the Company terminated and with whom during the course of business You had regular personal dealings during such period; • canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders any Person who at any time during the six months immediately preceding the date of termination of your employment: is or was in negotiation for the supply of goods or services to the Company; a client or customer of the Company; or in the habit of dealing with the Company, where the orders relate to goods and/or services which are competitive with or of the type supplied by the Company and with whom You dealt or had contact with that Person acting in the course of your duties during the twelve months immediately preceding the date of termination of your employment with the Company; or • within the Restricted Area, work for or be engaged by, or concerned or interested in (except as the holder or beneficial owner for investment purposes of not more than 5% in nominal value of any class of securities listed or dealt with on any recognized stock exchange or automated quotation system), any business which in any way competes with the business of the Company. The period for which this particular restriction shall apply shall be reduced by one working day for every working day during which, at the Company’s discretion, You are excluded from the Company’s premises and/or have ceased performing or exercising some of the duties, powers, authorities, and discretions dedicated to You (i.e., placed on garden leave). In addition to the foregoing, and not as a limitation, employment by or rendering services to any of the following entities, or their Affiliates, will be deemed to be competitive: Datwyler Holding AG, Aptar-Stelmi Group, Gerresheimer, Schott, Becton Dickinson, Stevenato Group (Ompi), Ypsomed, Sensile Medical, SHL, Nemera, Enable Injections, Sonceboz and Eitan Medical (parent company of Sorrel Medical). This list is not exhaustive and the Company’s failure to include an entity herein does not preclude the Company from deeming such entity as competitive in the future. Nothing contained in this Agreement shall act to prevent you from using generic skills learned while employed by the Company in any business or activity which is not in competition with the Company. 2. Definitions. For the purposes of this Agreement:

“Confidential Information” means any proprietary information, whether or not protectable as a trade secret, which provides an advantage to a competitor or which a Party wishes to designate as confidential for a valid business reason or, without prejudice to the generality of the foregoing, which concerns the business, finance or organization of the Company, its owners, officers, directors, employees or any associated entity, their suppliers or customers, which shall have come to your knowledge during the course of your employment with the Company. By way of illustration only and not limitation, information will prima facie be confidential if it relates to the Company and any of its associated entities’ trade secrets, research and developments, information relating to Intellectual Property, software (object or source codes), suppliers and their production and delivery capabilities, customers and details of their particular business and requirements, costings, profit margins, discounts, rebates and other financial information, marketing and selling strategies and tactics, current activities and current and future plans relating to all or any of development or sales including the timing of all or any such matters, the development of new products, or technical design or specifications of the products of the Company or any associated entity. “Directly or Indirectly” means whether alone, jointly or as principal or agent, whether in conjunction with or on behalf of any other Person as employee, consultant, director (including a shadow director), partner, shareholder or otherwise. “Intellectual Property” means all intellectual and industrial property rights including (without limitation and without prejudice to the generality of the expression) all patents, registered trademarks and designs, copyright (present and future), applications for any of the foregoing, trade and business names, trade secrets, algorithms, formulas, domain names, computer software, source and object codes, unregistered trademarks, goodwill in relation to the foregoing, database rights, sui generis rights, rights in designs (whether registrable or not), ideas, inventions, discoveries, concepts, improvements to existing technology, processes, models and literary, dramatic, musical and artistic works, know how, mask works, topographies, topography rights, (in each case to the fullest extent thereof and for the full period therefor and all related applications (and rights to apply for), extensions and renewals thereof and whether registered or not) and rights of the same or similar effect or nature in any part of the world existing now or in the future created. “Intellectual Property Rights” means, in respect of Intellectual Property, the following rights for the full period such rights subsist and all extensions and renewals of such rights in any part of the world: (a) copyright; (b) design rights (whether or not registered); (c) all accrued goodwill in any trade or service name (whether or not registered), trading style or get-up; (d) any patents or patent applications; (e) any trade or service marks (whether or not registered) including applications for such marks; (f) all other industrial or intellectual property rights; (g) rights under any license or other agreement granted by or to any other person, firm or company in respect of the use of any of the rights listed above; (h) any database rights; or (i) any rights in processes. “Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other entity. “Restricted Area” means any area in the world in which You were on the date of termination of your employment with the Company actively engaged on behalf of the Company and in respect of which it would be reasonable having regard to such activity for the protection of the business interests of the Company to impose on you the restrictions in relation thereto herein contained. The obligations contained in this Agreement are in addition to any confidentiality obligations, trade secret requirements or similar obligations under applicable law or agreement, and this means that you may be foreclosed from rendering service for another Person if disclosure is inevitable or it impossible for You to render services without utilizing the Company’s trade secrets. 3. Choice of Law and Venue. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. You and the Company agree that any dispute which may arise between them arising out of this agreement shall be adjudicated before a court located in Chester County, Pennsylvania and each submits to the exclusive jurisdiction of the federal and state courts of the Commonwealth of Pennsylvania located in Chester County Pennsylvania or the Eastern District of Pennsylvania. 4. Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions to the extent enforceable shall nevertheless be binding and enforceable. If a court of competent jurisdiction holds that all or a portion of this Agreement is unenforceable for any reason, including any expressed time or geographic provision, You and the Company agree to modify such provision (sometimes called “blue penciling”), or allow a court of competent jurisdiction to have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases, and, in its modified form, the provision shall then be enforced. 5. Injunctive Relief. You hereby acknowledge (1) that the Company will suffer irreparable harm if You breach your obligations under this Agreement; and (2) that monetary damages will be inadequate to compensate the Company for such a breach. Therefore, if You breach any of such provisions, then the Company shall be entitled to injunctive relief, in addition to any other remedies at law or equity, to enforce such provisions. 6. Modification. This Agreement may be modified only by a writing executed by both You and the Company. 7. Prior Understandings. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement. The Agreement supersedes all prior understanding, agreements, or representations. 8. Waiver. Any waiver of a default under this Agreement must be made in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be constructed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act. 9. Limitations of this Agreement. This Agreement is not a contract of employment. Neither You nor the Company are obligated to any specific term of employment. This Agreement is limited to the subject matter of covenants not to compete or solicit as described in this Agreement. You agree that if in the course of your employment or thereafter during the continuance in force of the restrictions set out in this clause, You receive an offer of employment from any Person, You will immediately provide that person with a complete and accurate copy of this Agreement. You also agree that the Company may contact any Person with or for whom You work after your employment by the Company ends and may notify that Person of your obligations under this Agreement or send them a copy of this Agreement. By your signature below, You acknowledge that You have read and understand the foregoing Agreement, that You agree to comply with all of the terms of the Agreement, and that You have received a copy of the Agreement. EMPLOYEE: THE COMPANY _Shane Campbell By:___Annette Favorite_________________ __/s/ Shane Campbell______________ Signature: _/s/ Annette Favorite__________ Employee Signature Senior Vice President & CHRO Date: _March 31, 2025 _____________ Date:__March 31, 2025__________________

1 U.S. Employee Intellectual Property and Confidentiality Agreement U.S. Employee Intellectual Property and Confidentiality Agreement In consideration of my employment by West Pharmaceutical Services, Inc. or any one of its subsidiaries or affiliates (the aforementioned entity employing me shall be referenced herein as the “Company,” and, collectively, the aforementioned entities shall be referenced herein as “Company Group”) and in consideration of the compensation received as a result of my employment with the Company and the Company Group granting me access to its Confidential Information (as defined in Section 10 below), and intending to be legally bound, I agree to the terms of this Employee Intellectual Property and Confidentiality Agreement (“Agreement”), as set forth below: 1. INTELLECTUAL PROPERTY DEFINED. In this Agreement, “Inventions” mean any inventions, discoveries, improvements, developments, designs, processes, machines, products, innovations, techniques, business methods or systems, know how, ideas, or concepts of commercial value or utility, and related technologies or methodologies, whether or not shown or described in writing or reduced to practice and whether patentable or not. “Works” mean original works of authorship, including, but not limited to: literary works (including all written material), mask works, computer programs and code, software, formulas, tests, notes, schematics, flow charts, data compilations, databases, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), patent applications, recordings, models, photographs, slides, motion pictures, and audio visual works; whether copyrightable or not, and regardless of the form or manner in which documented or recorded. “Trademarks” mean any trademarks, trade names, service marks, brand names, trade dress or names, symbols, logos, special wording, or devices used to identify a business or its business activities whether subject to trademark protection or not. The foregoing is collectively referred to in this Agreement as “Intellectual Property.” 2. INVENTION ASSIGNMENT. I assign to the Company Group or its nominee my entire right, title and interest in and to all Inventions that are made, conceived, or reduced to practice by me, alone or jointly with others, during my employment with the Company (whether during working hours or not) that either (i) relate to the Company Group’s business, or actual or demonstrably anticipated research or development of the Company Group, or (ii) involve the use or assistance of any tools, time, material, personnel, information, or facility of the Company Group, or (iii) result from or relate to any work, services, or duties undertaken by me for the Company Group. 3. PRIOR INTELLECTUAL PROPERTY. This Agreement does not apply to Intellectual Property conceived, made, or obtained by me before my employment by the Company (“Prior IP”). As a matter of record, I include at the end of this Agreement a list of all such Prior IP as of the date of this Agreement. If no such list is included below, or if I have written “none” or similar designation thereon, I agree and acknowledge that I am and will be conclusively deemed not to have any such Prior IP. I will not incorporate any such Prior IP into any work or product of the Company Group without prior written authorization from the Company Group to do so; and, if such incorporation does occur, I hereby irrevocably grant and agree to grant to the Company a non-exclusive, irrevocable, perpetual, worldwide, assignable, fully paid, royalty-free license, with right to sublicense through multiple tiers, in and to such Prior IP used or incorporated in any Intellectual Property of the Company Group. 4. WORKS AND TRADEMARKS. I recognize that all Works and Trademarks conceived, created, or reduced to practice by me, alone or jointly with others, during my employment shall to the fullest extent permissible by law be considered the Company Group’s sole and exclusive property and “works made for hire” as defined in the U.S. Copyright Laws for purposes of United States law and the law of any other country adhering to the “works made for hire” or similar notion or doctrine, and will be considered the Company Group’s property from the moment of creation or conception forward for all purposes without the need for any further action or agreement by me or the Company Group. If any such Works, Trademarks, or portions thereof shall not be legally qualified as a works made for hire in the United States or elsewhere, or shall subsequently be held to not be a work made for hire or not the exclusive property of the Company, I hereby assign to the Company Group all my rights, title and interest, past, present and future, to such Works or Trademarks. I will not engage in any unauthorized publication or use of such Company Group Works or Trademarks, nor will I use same to compete with or otherwise cause damage to the business interests of the Company Group. 5. ASSIGNMENT OF RIGHTS IN COMPANY IP. It is the purpose and intent of this Agreement to convey to the Company all of the rights (inclusive of moral rights) and interests of every kind, that I may hold in Inventions, Works,

2 U.S. Employee Intellectual Property and Confidentiality Agreement Trademarks, and other Intellectual Property that are covered by Section 1, 2 and 4 above (“Company IP”), past, present, and future; and, I waive any right that I may have to assert moral rights or other claims contrary to the foregoing understanding. It is understood that this means that in addition to the original work product (be it any other legally recognized item that can be legally owned), the Company Group exclusively owns all rights in any and all derivative works, copies, improvements, patents, registrations, claims, or other embodiments of ownership or control arising or resulting from an item of assigned Company IP everywhere such may arise throughout the world. The decision whether or not to commercialize or market any Company IP is within the Company Group’s sole discretion and for the Company Group’s sole benefit and no royalty will be due to me as a result of the Company Group’s efforts to commercialize or market any such invention. In the event that there is any Invention, Work, Trademark, or other form of intellectual property that is incorporated into any product or service of the Company Group that I retain any ownership of or rights in despite the assignments created by this Agreement, then I hereby grant to the Company Group and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives. All assignments of rights provided for in this Agreement are understood to be fully completed and immediately effective and enforceable assignments by me of all intellectual property rights in Company IP. 6. DISCLOSURE AND PROTECTION OF INTELLECTUAL PROPERTY. I will make full and prompt disclosure to the Company Group of all Intellectual Property that is Company IP. At the Company Group’s request and expense but without additional compensation to me, either during or subsequent to my employment with the Company, I will at any time take such actions as the Company Group reasonably considers necessary to obtain, preserve, record, or otherwise document the Company Group’s rights in such Company IP. These actions may include, but are not necessarily limited to: (i) disclosing to the Company or its designee all pertinent information and data with respect thereto; (ii) executing all documents requested by the Company Group to affirm or effect the vesting in the Company Group of the entire right, title and interest in and to the Company IP at issue, and all patent, trademark, and/or copyright applications filed or issuing on such property; (iii) executing all documents requested by the Company Group for filing and obtaining of patents, trademarks and/or copyrights; (iv) executing all documents requested by the Company Group to confirm its or its designee’s title in the Company IP or to otherwise enable the Company or its designee to defend and enforce the Company IP and its right, title, and interests therein and thereto; and (v) providing assistance that the Company Group reasonably requires to protect its right, title and interest in the Company IP, including, but not limited to, providing declarations and testifying in administrative and legal proceedings with regard to Company IP. POWER OF ATTORNEY: If I am unable, due to my disability or incapacity, to execute any documents relating to Company IP, I hereby appoint each officer and director of the Company to be my attorney-in-fact to so execute any documents and take any action necessary for applications, registrations, or similar measures needed to secure the issuance of letters patent, copyright, or trademark registration, or other legal establishment of the Company Group’s ownership and control rights in Company IP, on my behalf. This is a durable power of attorney, the authority of which will not terminate if I become disabled or incapacitated. If I refuse, following thirty days’ prior written notice from the Company, or am unable due to death to execute any such documents relating to Company IP, I covenant and agree that my heirs, successors, estate, and personal representative are hereby authorized and directed to execute such documents on my behalf, and upon the failure of such heirs, successors, estate, and personal representatives to execute such documents, I do hereby authorize each officer and director of the Company to so execute such documents on behalf of my heirs, successors, estate, and personal representatives. Notwithstanding anything contained in any other power of attorney, this agency is coupled with an interest and is therefore irrevocable without the prior written consent of the Company Group. 7. COMPANY IP RECORDS; IP NOTICE OBLIGATIONS. I will make and maintain, and not destroy, notes and other records related to the conception, creation, discovery, and other development of Company IP. These records shall be considered the exclusive property of the Company Group and are covered by Sections 1, 2, and 4 through 6 above. During employment and for a period of one (1) year thereafter, I will promptly disclose to the Company Group (without revealing the trade secrets of any third party) any Intellectual Property that I create, conceive, or contribute to, alone or with others, that involve, result from, relate to, or may reasonably be anticipated to have some relationship to the line of business the Company Group is engaged in or its actual or demonstrably anticipated research or development activity. 8. SCOPE LIMITATIONS OF ASSIGNABLE INVENTIONS. This Agreement’s assignment provisions are limited to only those inventions that can be lawfully assigned by an employee to an employer. Some examples of state laws limiting

3 U.S. Employee Intellectual Property and Confidentiality Agreement the scope of assignable inventions are: Delaware Code Title 19 Section 805; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78; Nevada Stat. § 600.500; New Jersey Rev. Stat. §34:1B-265; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-l through 34-39-3, “Employment Inventions Act;” Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140. NOTICE: I acknowledge notice that to the extent one of the foregoing laws applies, my invention assignment agreement will not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company Group was used and which was developed entirely on my own time, unless: (1) the invention relates directly to the business of the Company Group or to the Company Group's actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by me for the Company Group. Similarly, to the extent California Labor Code Section 2870, or Illinois 765 ILCS 1060/1-3, "Employee Patent Act," controls, then the same notice will apply absent the word “directly” in part (1). 9. THIRD-PARTY INFORMATION. I represent and warrant to the Company that all work that I perform for or have performed for the Company, and all Company IP assigned or that I am obligated to assign to the Company under this Agreement, will not knowingly infringe upon, misappropriate, or violate any patent, copyright, trade secret, or other property right of any of my former employers or of any other third party. I will not knowingly disclose to the Company, or use in any Company IP, any confidential or proprietary information belonging to others, unless both the owner thereof and the Company have provided their written consent. I agree that I shall not disclose to the Company or cause the Company to use any secret or confidential information belonging to my former employers or any other third party to which I had access and/or knowledge of. Unless I have noted otherwise at the end of this Agreement, I certify to the Company that I am not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit my right to disclose to the Company any Prior Inventions or Inventions or limit my rights to employment with the Company. I agree to provide the Company with a copy of any and all agreements that preclude or limit my right to make disclosures or my right to employment. 10. CONFIDENTIAL INFORMATION. I agree to use Company Group’s Confidential Information only in the performance of my duties for the Company Group, to hold such information in confidence and trust, and not to engage in any unauthorized use, transmission, copying, uploading, downloading, or disclosure of such information during my employment and for so long thereafter as such information qualifies as Confidential Information. “Confidential Information” means an item of information or data or compilation of information or data in any form (tangible or intangible) related to the Company Group’s business that I acquire or gain access to in the course of my employment with the Company that the Company Group has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company Group through proper means. By way of example and not limitation, Confidential Information is understood to include: product or service information, including fees, costs and pricing structures; distribution and sales methods and systems; sales and profit figures; marketing information; advertising and pricing strategies; analyses; diagrams; reports; computer software, including operating systems, applications, and program listings; flow charts; manuals and documentation; databases; accounting and business methods; business plans; innovations, designs, ideas, inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; trade secrets; manufacturing know-how; negative know-how; raw material and product specifications; process parameters (for example, molding times, pressures and temperatures); mold designs (including surface finish and plating characteristics); material formulations; manufacturing processes (for example insert needle manufacturing know‐how); cleanliness standards and techniques; inspection techniques; model numbers and names of vendors of equipment used in manufacturing activities; names of vendors from whom any member of the Company Group obtains raw materials; laboratory testing techniques; computer code or software created by or for any member of the Company Group; designs for new products; analytical techniques; quality control tests and procedures; proprietary information; customer lists; and information concerning existing and prospective clients, distributors, agents, licensors, suppliers and customers and other information related thereto. I understand that (a) the Company Group keeps these matters confidential and secret; (b) these confidential matters would be of great value to competitors; and (c) if these confidential matters were known to competitors of the Company Group, the Company Group would be harmed. I acknowledge that I desire access to the Confidential Information and that, absent my execution of this Agreement, I would not receive access to such Confidential Information. 11. LIMITATIONS. The restrictions provided for in Section 10 shall not be construed to prohibit the use of general knowledge and experience customarily relied upon in my trade or profession that is not specific to the particular business

4 U.S. Employee Intellectual Property and Confidentiality Agreement matters of the Company Group (such as its business transactions, customers, employees, or products (existing or under development)). If required by applicable law, the restrictions on use or disclosure of Confidential Information will only apply for three (3) years after the end of my employment with the Company, where information that does not qualify as a trade secret or Third Party Information (defined in Section 12 ) is concerned; however, the restrictions will continue to apply to trade secret information for as long as the information at issue remains qualified as a trade secret and items of Third Party Information will remain protected for as long as allowed under the laws and/or separate agreements that make them confidential. 12. THIRD PARTIES. I understand that, in dealing with existing and potential customers, clients, licensees, licensors, suppliers, contracting parties, and other third parties with which any member of the Company Group has business relations or potential business relations (“Third Parties”), the Company Group frequently receives confidential and proprietary information and materials from these Third Parties subject to the Third Parties’ understanding that the Company Group will maintain the confidentiality of such information and each member of the Company Group requires its employees and consultants to do so (“Third Party Information”). Examples of this type of proprietary and confidential information which is protected by this Agreement include: (a) FluroTec® barrier film technology (licensed from Daikyo Seiko Ltd.); (b) B2 coating technology (licensed from Daikyo Seiko Ltd.); and (c) Daikyo Crystal Zenith® technology. I agree to treat all such information and materials as I have agreed to treat Confidential Information under the terms of this Agreement. 13. COMPANY PROPERTY. All correspondence, memoranda, notes, records, reports, drawings, lists, photographs, plans, and other papers and items received or made by me in connection with my employment with the Company shall be the property of the Company (“Company Records”). I will follow all Company Group policies regarding use or storage of Company Records, and I will immediately deliver all copies of such materials to the Company upon request of the Company and, even if it does not request, when my employment by the Company ends. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, phone, voicemail, or documents that are used to conduct the business of the Company Group. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company Group. 14. ENFORCEMENT. I acknowledge that a breach of this Agreement will cause the Company and/or other members of the Company Group immediate and irreparable harm for which remedies at law (such as money damages) will be inadequate. The Company and each of the other members of the Company Group shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of this Agreement without posting any bond or other form of security as a requisite for the entry of such injunctive relief. To the extent a court requires the Company or any member of the Company Group seeking injunctive relief to enforce this Agreement’s terms to post a bond or other security as a prerequisite to the entry of such injunctive relief, I hereby waive any right to, and covenant not to, seek to collect against such bond or other security. Should any provision of this Agreement be adjudged to any extent invalid by any competent arbitrator or court, that provision would be deemed modified to the extent necessary to make it enforceable. Any member of the Company Group may contact any person with or for whom I work after my employment by the Company ends and may discuss with that person the nature of my employment with the Company and send to that person a copy of this Agreement. If suit is brought to enforce this Agreement, the party which substantially prevails on the merits is entitled to recover as an element of costs of suit, and not as damages, reasonable attorneys' fees and expenses and all expert witnesses' fees and expenses incurred by the prevailing party. The Company (or Company Group) shall be deemed the prevailing party if it is awarded any part of the legal or equitable relief it seeks, irrespective of whether some of the relief it seeks is denied or modified. 15. BINDING EFFECT; SEVERABILITY. My undertakings hereunder will bind me and my heirs and legal representatives regardless of (a) the duration of my employment by the Company; (b) any change in my duties or the nature of my employment; (c) the reasons for manner of termination of my employment; and (d) the amount of my compensation. I am expected to use my inventive and creative capacities for the benefit of the Company Group and to contribute, where possible, to the Company Group’s intellectual property in the ordinary course of employment. My wages as an employee fully compensate me for these services, the work product of my services, and the related agreements in this Agreement. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

5 U.S. Employee Intellectual Property and Confidentiality Agreement 16. MISCELLANEOUS. This Agreement (a) shall in no way bind me or the Company to a specific term of employment; (b) may be modified or varied only in writing signed by the Company and me or by order of a court or arbitrator; (c) will inure to the benefit of the successors and assigns of the Company; and (d) supersedes any prior understandings and constitutes the entire understanding between the Company and me about the subject matter covered by this Agreement; however, should I be subject to a prior agreement with the Company Group containing confidentiality and/or invention assignment provisions and this Agreement is found to be unenforceable, for any reason, then such prior agreement(s) shall remain in place and survive to afford the Company Group the greatest protection allowed by law. In addition, nothing in this Agreement limits or reduces any common law or statutory duty I owe to the Company Group, nor does this Agreement limit or eliminate any remedies available to the Company for a violation of such duties. 17. GOVERNING LAW; VENUE. To maintain uniformity in the interpretation of this Agreement across the Company’s operations in many different states, unless I am a resident of California or Washington, the parties have expressly agreed that this Agreement, the parties’ performance hereunder and the relationship between them shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of law rules or limitations of Pennsylvania or any other state that may otherwise apply. UNLESS I AM A RESIDENT OF CALIFORNIA, ANY DISPUTES RELATING TO THIS AGREEMENT OR THE ACTIONS IT CONTEMPLATES MUST BE BROUGHT IN, AND SHALL BE EXCLUSIVELY DECIDED BY, THE STATE COURTS LOCATED IN CHESTER COUNTY, PENNSYLVANIA, OR THE FEDERAL DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA. I CONSENT TO THE JURISDICTION OF SUCH COURTS AND THE VENUE IN SUCH COURTS. 18. NO INTERFERENCE. Notwithstanding any provision of this Agreement or any other agreement executed by me to the contrary, there shall be no restriction on my ability to (a) oppose an event or conduct that I reasonably believe is a violation of law, including criminal conduct, discrimination, harassment or other unlawful employment practices or of a recognized clear mandate of public policy; (b) report such conduct or violations of any law or regulation to my attorney, law enforcement, or the relevant law enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or the state or local division of human rights; (c) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process; (d) provide truthful information to government or regulatory agencies; or (e) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17 (“Protected Conduct”).1 Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct. In addition, 18 U.S.C. §1833(b) provides, “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except as permitted by court order. Nothing in this Agreement, any other agreement executed by me, or any policy of the Company or other member of the Company Group is intended to conflict with this statutory protection. 11. ASSIGNMENT AND DISCLOSURE. The Company shall be free to disclose and assign this Agreement, in whole or in part, to any third party, including without limitation any successor or purchaser of any of the Company’s assets. The Company shall have the right to assign this Agreement at its sole election without the need for further notice to or consent by me. Furthermore, I hereby voluntarily consent to the Company’s disclosure of my personnel information, including my compensation information, to any third party. I shall not be free to assign this Agreement without the Company’s prior written consent. 1 If I primarily reside and work for the Company in California: Nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. If I primarily reside and work for the Company in Washington: In addition to the other forms of Protected Conduct, nothing in the Agreement prohibits disclosure or discussion of conduct I reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

6 U.S. Employee Intellectual Property and Confidentiality Agreement 12. NO CONTRACT OF EMPLOYMENT. This Agreement is not intended to create and should not be construed as creating a contract guaranteeing employment of any duration with the Company and/or any of the members of the Company Group. Except as may be otherwise provided in writing by the Company, employment with the Company is at will and can be terminated by the Employee or the Company at any time, for any reason, with or without notice. 13. NO CONFLICTING OBLIGATIONS. I represent and warrant that I do not owe any obligations—contractual or otherwise—that will interfere with, or that will be breached by, my performance of the responsibilities of my job with the Company. I promise that I will not use or disclose the trade secrets or other confidential information of any of my prior employers in connection with work for the Company. I acknowledge that by providing this Agreement to me, the Company has extended an offer to me and that by signing where provided below, I accept that offer and form a binding contract without the need for a countersignature from the Company. The effective date of this Agreement shall be the date signed by me below unless this Agreement is entered into as a condition of initial employment or promotion in which case the effective date is the first day of my employment in such new position (whether reduced to writing on that date or not). Accepting, and agreeing to be bound by, the terms of this Employee Intellectual Property and Confidentiality Agreement, I have affixed my signature where provided below. Name: Dated: The following are Prior IP covered by Section 3 above, in which I have any right, title or interest, and which were conceived or written either wholly or in part by me prior to my employment with the Company and/or while I was employed by Company but prior to the date I executed this Agreement, but neither published nor filed in any Patent Office. List below or on a separate page any and all Prior IP, referred to in Section 3 (if “NONE” please so indicate): Title of Invention/Document Date of Invention / Document Name of Witness on Document List below or on a separate page any and all agreements that preclude or limit my right to make disclosures or my right to employment, referred to in Section 9 (if “NONE” please so indicate): /s/ Shane Campbell March 31, 2025 None